Exhibit 2.15

                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

     AGREEMENT dated as of April 25, 2002 by and between Spectrum Organic Products, Inc., a California corporation ("Seller") and Organic Ingredients, Inc., a California corporation ("Buyer").


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Acirca, Inc., a Delaware corporation, Buyer and Seller have entered into an Asset Purchase Agreement dated as of April 25, 2002 (the "Asset Purchase Agreement"); and

     WHEREAS, subject to the terms and conditions contained in the Asset Purchase Agreement, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire from Seller and accept the assignment from Seller of, the Purchased Assets (terms with initial capital letters used herein without definition have the meanings given in the Asset Purchase Agreement);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer, intending to be legally bound, hereby agree as follows:

     1. Bill of Sale. Effective as of the close of business on the date hereof, Seller does hereby assign, transfer and set over to Buyer, upon the terms and conditions set forth in the Asset Purchase Agreement, all of its right, title and interest in and to the Purchased Assets.

     2. Assumption. The Buyer hereby assumes, subject to the terms and conditions of the Asset Purchase Agreement, all liabilities that arise from or relate to Buyer's ownership of the Business or Buyer's ownership, possession or use of the Purchased Assets, including obligations and liabilities arising under the Assigned Contracts, after the Closing pursuant to the Asset Purchase Agreement. Provided, however, that the Buyer does not assume and is not liable for any Retained Liabilities.

     3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts rules thereof to the extent such conflicts rules would require the application of the law of another jurisdiction.

     4. Further Assurances. Each of Buyer and Seller shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver any and all such further instruments and documents as the

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other party may reasonably request in order to carry out the intent and to accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     5. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Buyer and the Seller.

     6. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

                      [signatures appear on following page]


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in their respective company names by their respective duly authorized officers, all as of the day and year first written above.

                                            SPECTRUM ORGANIC PRODUCTS, INC.



                                            By:
                                               --------------------------------

                                            Name: Robert B. Fowles

                                            Title: Chief Financial Officer





                                              ORGANIC INGREDIENTS, INC.


                                              By:
                                                 ------------------------------

                                              Name: William F. Urich

                                              Title:  Chief Financial Officer